EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces William Albrecht to Succeed Randy Foutch as Chairman of the Board of Directors
TULSA, OK - May 18, 2020 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company"), today announced the appointment of William Albrecht as independent Chairman of the Board of Directors (the "Board"), succeeding Randy Foutch upon the expiration of Mr. Foutch's term on May 14, 2020. Mr. Albrecht, currently an independent member of the Board, will continue to serve on the Compensation Committee and Nominating and Corporate Governance Committee.
"Bill's appointment as Chairman fulfills Laredo's prior commitment to separate the roles of Chairman and Chief Executive Officer and name an independent Chairman," stated Dr. Bill Scoggins, Chair of the Nominating and Corporate Governance Committee. "His extensive energy industry background and leadership experience will be instrumental in providing guidance to Laredo's leadership team in these unprecedented times."
"Since joining our Board in February, Bill's insight and perspective have been crucial to shaping our strategy," commented Jason Pigott, President and Chief Executive Officer. "I look forward to continuing to work closely with him as we position Laredo for long-term, sustainable growth."
Mr. Albrecht has served on Laredo's Board since February 2020. Additionally, he currently serves as Chairman of the Board of California Resources Corporation (NYSE: CRC) and as a member of the Boards of Halliburton (NYSE: HAL) and Valaris (NYSE: VAL).
"Speaking on behalf of the entire Board, I would like to thank Randy for his tireless commitment to building Laredo Petroleum," continued Mr. Pigott. "Through his spirit and dedication, Randy created a strong foundation for our future growth. The Board and I wish him well in his future pursuits and are confident he will continue to be a positive presence in the energy industry."
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
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Contact:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com